CORTLAND TRUST, INC.
                                600 FIFTH AVENUE
                             NEW YORK, NY 10020-2302


November 22, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Dear Sirs:

On July 31, 2002, upon the termination of our previously engaged accountant, the Board of Directors of Cortland Trust, Inc., engaged PricewaterhouseCoopers LLP, as the Fund's independent accountants for the fiscal year ended March 31, 2003.

The previously engaged accountant's report on the Fund's financial statements of the Fund during the past two fiscal years contained no adverse opinion or a disclaimer of opinion, and were not qualified or modified as to certainty, audit scope or accounting principles. During the two most recent fiscal years there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or audit procedure, which disagreements, if not resolved to the satisfaction of the former accountant, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. The change of accountants was recommended by the audit committee and approved by the Board of Directors.



Yours very truly,


/s/ Rosanne Holtzer

Rosanne Holtzer
Secretary and Assistant Treasurer of Cortland Trust, Inc.
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                                 Ernst & Young LLP      Phone:212-773-3000
                                 5 Times Square         www.ey.com
                                 New York, New York 10036-6530

November 25, 2002


Securities and Exchange Commission
450 Fifth Street N.W.
Washington D.C. 20549


We have read Item 77K of Form N-SAR dated November 22, 2002 for Cortland Trust, Inc., and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained in the above-referenced filing.

                                        Very Truly Yours,
                                        /s/ Ernst & Young LLP
                                        Ernst & Young LLP